CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(631) 667-1200, ext. 226

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2006

Deer Park, New York - March 28, 2007 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the year ended December 31, 2006, of approximately $(4,853,000), or approximately $(.49) per share on a fully diluted basis, compared to net loss for the year ended December 31, 2005, of approximately $(4,557,000), or $(.63) per fully diluted share. For the three months ended December 31, 2006, net loss was approximately $(2,393,000), or $(.24) per fully diluted share, compared to net loss of approximately $(4,980,000), or $(.51) per fully diluted share for the three months ended December 31, 2005.

The principal reason for the increase in the net loss for the year ended December 31, 2006, compared to the net loss for the year ended December 31, 2005, was a decrease in net sales of approximately $4,905,000, or 12.2%, which resulted in a decrease in gross profit of approximately $4,605,000. In fiscal 2006, we also incurred a number of significant expenses including a non-cash charge related an unrecognized pension loss triggered by the withdrawal of a significant portion of pension assets by a founder of the Company ($397,000), an increase in the allowance for inventory obsolescence ($321,000), the cost to implement the lean manufacturing process in our custom orthotic production facilities ($195,000), lease abandonment costs ($236,000), employee severance costs ($201,000), a fee paid to a lender to obtain a lending facility that the Company decided not to pursue ($50,000), fees paid to a financial service consulting firm used by the Company ($50,000). The year to year comparison is also affected by the fact that the operating results for the year ended December 31, 2005 included a non-recurring non-cash gain recorded on the expiration of the Put Option (as previously defined in our public filings) of $1,750,000, an impairment charge of $2,102,000, stock compensation charges that are discussed below, and additional interest totaling $1,745,000.

Net sales for the year ended December 31, 2006 were approximately $35,236,000, a decrease of approximately 12.2% over net sales of approximately $40,141,000 for the year ended December 31, 2005. The principal reason for the decrease was the previously disclosed loss of certain large customers as well as a decline of approximately 5.5% in our custom orthotic business. Net sales for the quarter ended December 31, 2006 were approximately $8,633,000 vs. net sales of $9,162,000 for the comparable year ago period, a decrease of approximately 5.7%. The principal reason for the decrease was the the same as the reason for the year over year decline.

Cost of sales was 62.2% of net sales for the year ended December 31, 2006, compared to 55.4% of net sales for the year ended December 31, 2005, resulting in gross profit as a percentage of net sales of 37.8% in 2006, compared to 44.6% for the year ended December 31, 2005. Costs of sales were 67.2% and 59.8% of net sales for the three months ended December 31, 2006 and 2005, respectively. Gross profit as a percentage of net sales decreased to 32.8% for the three months ended December 31, 2006, compared to 40.2% for the three months ended December 31, 2005. The principal reason for the decline in gross profit margins for both the full fiscal year and the fourth quarter was due to less absorption of fixed manufacturing overhead expenses over our sales base.

General and administrative expenses were approximately $10,358,000, or 29.4% of net sales for the year ended December 31, 2006, compared to approximately $12,257,000, or 30.5% of net sales for the year ended December 31, 2005. General and administrative costs were approximately $3,170,000, or 36.7% of net sales for the three months ended December 31, 2006, compared to approximately $4,990,000, or 54.5% of net sales for the three months ended December 31, 2005. The decrease was attributable to a decrease in stock option compensation of approximately $1,071,000, and approximately $1,046,000 which related to a modification to a stock option agreement, a decrease in stock-based compensation expense of approximately $742,000, and a decrease in professional fees of approximately $660,000. These decreases were partially offset by some of the charges listed above.

Selling expenses for the year ended December 31, 2006 declined from approximately $7,403,000 in fiscal 2005, or 18.4% of net sales, to approximately $6,516,000, or 18.5% of net sales, a decrease of approximately $887,000. Selling expenses were approximately $1,427,000, or 16.5% of net sales, compared to approximately $1,702,000, or 18.6% of net sales, for the three months ended December 31, 2006 and 2005, respectively. The decrease in selling expenses, both in absolute dollars and as a percentage of net sales, was attributable to management’s effort to improve the return on sales and marketing resource expenditures.

Research and development expenses for the year ended December 31, 2006 increased from approximately $469,000 in fiscal 2005 to approximately $528,000. Research and development expenses for the fourth quarter of 2006 were approximately $112,000 compared to approximately $117,000 in the prior year period. The annual increase is largely as a result of development activity on new gel formulations and materials.

Interest expense was approximately $947,000 in the year ended December 31, 2006, compared to approximately $2,692,000 for the year ended December 31, 2005, a decrease of approximately $1,745,000. The primary reason for the reduction in interest expense was the elimination of cash interest payments as well as certain other charges, all related to the repayments of acquisition related indebtedness incurred for the Silipos acquisition.

Cash and cash equivalents at December 31, 2006 were approximately $29,767,000, compared to approximately $18,829,000 at December 31, 2005, an increase of approximately $10,938,000. Working capital at December 31, 2006 was approximately $33,312,000, compared to approximately $9,204,000 at December 31, 2005, an increase of approximately of $24,108,000. The increases in cash, cash equivalents and working capital are primarily attributable to the proceeds from completion of the offering of our 5% Convertible Subordinated Notes due 2011 in the amount of $28,880,000. At December 31, 2005 working capital included some cash remaining from the June 2005 underwritten public equity offering that was later used to retire our 4.0% Convertible Subordinated Notes due August 31, 2006.

As we previously announced, on January 8, 2007 Langer completed the acquisition of Regal Medical Supply and on January 23, 2007 completed the acquisition of Twincraft, Inc. A significant portion of the cash on hand at December 31, 2006 was used to fund the cash portion of the purchase price for the Twincraft acquisition.

Commenting on the year, President and CEO Gray Hudkins said, “While our financial results are disappointing in and of themselves, as we will discuss in our conference call, we view 2006 as a transition year in which we repositioned the Company and its strategy and we believe we have made significant progress toward returning the Company to a path of profitability and growth.”

Guidance for 2007

Langer expects revenue for the fiscal year ending December 31, 2007 of between $71.0 - $74.0 million, which reflects our estimates of the inclusion of the Twincraft and Regal businesses from their date of closing through the end of the year.

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical Supply, LLC, is a leading provider of high quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, NY and has additional manufacturing facilities in Niagara Falls, NY, Anaheim, CA, Winooski, VT, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Toronto, Canada, Dallas, TX and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1, its 2005 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the years ended December 31,
	2006	2005	2004

Net sales	$35,236,405	$40,141,498	$30,126,75
Cost of sales	21,922,392	22,222,934	18,022,532
Gross profit	13,314,013	17,918,564	12,104,227

General and administrative expenses	10,357,628	12,257,046	5,927,808
Selling expenses	6,516,229	7,402,843	4,950,947
Research and development expenses	528,421	469,971	48,694
Provision for impairment of identifiable intangible assets	—	2,102,000	—
Operating (loss) income	(4,088,265)	(4,313,296)	1,176,778
Other income (expense):
Interest income	631,961	443,996	174,261
Interest expense	(947,361)	(2,692,209)	(1,219,427)
Change in fair value of Put Option	—	1,750,000	605,000
Change in fair value of Protection Payment	—	—	(223,000)
Other	(3,731)	53,081	18,859
Other expense, net	(319,131)	(445,132)	(644,307)

(Loss) income before income taxes	(4,407,396)	(4,758,428)	532,471

Provision for (benefit from) income taxes	446,093	(201,160)	157,683

Net (loss) income	$(4,853,489)	$(4,557,268)	$374,788

Net (loss) income per common share:
Basic	$(.49)	$(.63)	$.09
Diluted	$(.49)	$(.63)	$.08

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	9,977,972	7,277,240	4,395,180
Diluted	9,977,972	7,277,240	4,793,439

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the quarters ended December 31,
	2006	2005

Net sales	$8,632,524	$9,161,955
Cost of sales	5,799,721	5,477,397
Gross profit	2,832,803	3,684,558

General and administrative expenses	3,169,610	4,989,629
Selling expenses	1,426,894	1,701,976
Research and development expenses	111,523	117,299
Provision for impairment of identifiable intangible assets	—	2,102,000
Operating loss	(1,875,224)	(5,226,346)
Other income (expense):
Interest income	109,629	164,146
Interest expense	(147,518)	(295,852)
Other	(26,977)	6,666
Other expense, net	(64,866)	(125,040)

Loss before income taxes	(1,940,090)	(5,351,386)

Provision for (benefit from) income taxes	452,491	(371,055)

Net loss	$(2,392,581)	$(4,980,331)

Net loss per common share:
Basic	$(.24)	$(.51)
Diluted	$(.24)	$(.51)

Weighted average number of common shares used in computation of net loss per share:
Basic	10,066,177	9,725,191
Diluted	10,066,177	9,725,191